Exhibit 99.1 Press Release Dated March 3, 2005

For Immediate Release
Contact: Mark C. Layton	Preston F. Kirk, APR
Senior Partner and Chief Executive Officer	Investor/Public Relations
or Thomas J. Madden	Kirk Public Relations
Senior Partner and Chief Financial Officer	(830) 693-4447
(972) 881-2900	kirk@281.com

PFSweb Breaks Through to Profitability in 2004

Record Revenue and Net Income of $1.1 million Highlight Fourth Quarter

PLANO, TEXAS (March 4, 2005) – PFSweb, Inc. (NASDAQ: PFSW), a global provider of integrated business process outsourcing (BPO) solutions, today reported its results for the quarter and fiscal year ended December 31, 2004.

PFSweb’s consolidated results were as follows (In millions, except per share data):

	Quarter Ended	Year Ended
	Dec. 31, 2004	Dec. 31, 2004
Product Revenue	$72.0	$267.5
Service Fee Revenue, excluding affiliate	$12.3	$42.1
Net income before interest, taxes, depreciation and amortization	$2.8	$7.1
Net income	$1.1	$0.2
Net income per share	$0.05	$0.01

The consolidated balance sheet as of December 31, 2004, reflects $130.3 million in total assets, including $17.0 million in cash, of which $3.4 million is restricted, and shareholders’ equity of $29.9 million, or $1.39 per share.

“We are extremely pleased with the December quarter and year-end results,” said Mark C. Layton, Senior Partner and Chief Executive Officer of PFSweb. “Our team continues to achieve significant milestones for our company, including:

•	Full year profitability – 2004 is the first fiscal year we have reported net income since our IPO and represents a $4.0 million improvement from our 2003 results.

•	Consecutive profitable quarters – The December quarter results represent record net income from ongoing operations and the third consecutive quarter that we have reported profitable results.

•	Record revenues – Our consolidated revenue for the December quarter was $87.1 million, the highest level in our history.

•	Strong new business activity – We were very successful during 2004 with new contract signings. In addition, our lead and proposal pipeline remains robust, including currently pending proposals for more than $30 million in annual service fees.”

“Our service fee revenues, excluding affiliate, for the December quarter were $12.3 million, a record quarterly level for our service fee business segment,” stated Tom Madden, Senior Partner and Chief Financial Officer of

PFSweb. “These results included the benefit from several incremental projects. During the quarter, we also generated increased service fee revenue from some of the new contracts signed during 2004.”

“We had our best year ever for gaining new client relationships,” Layton said. “During 2004, PFSweb was successful in winning new contracts with an estimated value exceeding $20 million in annual service fees based on current client projections. These new relationships include Raytheon Aircraft Company, FLAVIA® Beverage Systems, Ren é Furterer USA, CHiA’SSO and other unnamed clients including a Fortune 500 consumer products firm, a major nutraceutical company, a prepaid wireless provider and a healthcare payment provider. Due to contractual agreements, we are often prohibited from mentioning new clients by name. Service fee revenues invoiced from these new contracts in 2004 were approximately $5.0 million, including $2.9 million during the December quarter. We currently expect to invoice more than 80% of the annual run-rate of these new contracts in 2005.

“We continue to expand our operations and technology infrastructure to meet existing and new client growth requirements. As we announced in November 2004, we leased an additional facility in Southaven, Miss., just a short distance from our distribution hub in Memphis, Tenn. This new facility became operational in January 2005. Also during the December 2004 quarter, we expanded this facility to accommodate a new service parts facility for one of our large, existing clients. We continue to evaluate our facilities to ensure our infrastructure and available space meet the needs of our current and prospective clients.”

“To support our new client relationships, we incurred additional capital expenditures during the December quarter, primarily to support the incremental business in our new Southaven distribution center,” added Madden. “Upon completion, which is expected to occur during the first and second quarters of 2005, we expect the total capital expenditures to support this facility will total approximately $6 million. We financed a significant portion of these expenditures via the issuance of $5 million of Mississippi taxable revenue bonds. We have classified $1.3 million of the bond proceeds as restricted cash at December 31, 2004, as the proceeds are restricted specifically for payment on capital additions or as repayment on the outstanding bonds. The bond financing provides us the flexibility to use our cash for operations and other growth opportunities.

“We also amended and extended our financing agreement with Comerica Bank. This agreement provides for up to $5 million of available financing under a revolving working capital line of credit through 2007 and a $1 million equipment line of credit through June 2008. Our existing credit facilities provide us with a solid financial foundation to support our current business level. As we continue to grow, further expansion efforts may require us to seek additional financing sources, such as bank, equity or lease financing, to maintain our existing cash levels.”

“We are very pleased with our 2004 financial results and the progress we continue to make,” Layton said. “As we look ahead, in 2005 our goal is to capitalize on our growth momentum and client diversity by targeting a much broader group of Fortune 500 and Global 1000 companies. We believe our experience and technology offering allow us to market our services to many other industry segments, including aerospace, healthcare, automotive and large equipment manufacturers. Additionally, in 2005 we will focus our efforts to increase the number of large value contracts that we pursue. We believe this strategic avenue provides us the greatest ability to leverage our team of experts. We are targeting to win new business in 2005 with annual, run-rate service fees of $25 million, only a portion of which would result in invoiced activity during 2005. We currently estimate that the new contracts won in 2004 and in 2005 will yield gross margins ranging from 25% to 35% once fully operational. Certain of these contracts may require incremental implementation costs.

“Our service fee business growth rate target is 25% to 35% for 2005, and we expect single-digit growth from our product revenue business. While we expect this incremental service fee revenue to yield increased gross profit, we expect this profit will be offset somewhat by incremental investments to implement new contracts, investments in infrastructure and sales and marketing to support our targeted growth and professional fees related to the Sarbanes-Oxley Act. We also expect interest costs to increase in 2005 due to higher interest rates. For fiscal 2005, we are currently targeting earnings per share between $0.00 and $0.03, excluding the impact of any non-cash compensation-related charges.

“We reiterate that the March quarter has been and is expected to continue to be our weakest quarter due to seasonal fluctuations of certain clients. However, we do not expect this seasonality factor to be as significant in 2005 due to product release schedule changes from certain of our clients. We continue to target a significantly improved result for the March 2005 quarter as compared to the March 2004 results.

“Our many strengths continue to put us in front of prospective clients with an advantage over our competition,” Layton emphasized. “Everything we offer is ‘world class,’ which has allowed us to develop a reputation as a high quality service provider. Our business solutions are custom tailored to meet each client’s specific needs. Our systems can easily converse with virtually any IT platform. Most importantly, our people are experts in their fields of discipline. From technology to logistics to customer contact, we offer our clients the world’s leading solutions design talent.”

The Company has modified its financial statement presentation of certain liabilities such that it now classifies amounts outstanding under inventory financing arrangements with IBM Credit as a component of vendor accounts payable. Historically, the Company has reported these amounts as short-term debt.

The Company’s billings for reimbursement of out-of-pocket expenses, including travel, and certain third-party vendor expenses such as shipping and handling costs and telecommunication charges, are included in pass-through revenue. Historically, the related reimbursable costs were reflected as pass-through charges and reduced total gross service fee revenue in computing net service fee revenue. The Company has modified its financial statement presentation and now classifies the related reimbursable costs as a component of cost of pass-through revenue. The impact of this reclassification is to increase total revenues and total costs of revenues, but the gross profit earned on service fee revenues remains unchanged.

CONFERENCE CALL INFO:

PFSweb will hold a conference call Friday, March 4, 2005 at 10:00 a.m. Central Time. To ensure attendance on the call, plan to dial in by 9:50 a.m. to (973) 582-2703. Ask to be placed on the PFSweb Earnings Release Conference Call. The call also can be heard “live” by accessing the Company’s website, www.pfsweb.com, at the time of the call. Two hours after the conference, a recorded playback can be heard for 14 days at (877) 519-4471, using the confirmation number 5776543. Check www.pfsweb.com and our March 1, 2005 investor conference call press release for more details on the call.

About PFSweb, Inc.

When the world’s brand names need proven, fast and secure business infrastructure to enable traditional and e-commerce strategies, they choose PFSweb for comprehensive outsourcing solutions. The PFSweb team of experts designs diverse solutions for clients around a flexible core business infrastructure. PFSweb provides solutions that include: professional consulting services, order management, web-enabled customer contact centers, customer relationship management, international distribution services, kitting and assembly services, managed web hosting and site design, billing and collection services and ERP information interfacing utilizing the Entente Suite (SM).

Our services are provided to a multitude of industries and company types, including such clients as Adaptec (NASDAQ: ADPT), FLAVIA® Beverage Systems, Hewlett-Packard (NYSE: HPQ), iGo/Mobility Electronics (NASDAQ: MOBE), International Business Machines (NYSE: IBM), Nokia (NYSE: NOK), Pfizer, Inc. (NYSE: PFE), Raytheon Aircraft Company, Ren é Furterer USA, Roots, Inc., Smithsonian Institution and Xerox (NYSE: XRX).

The matters discussed in this news release (except for historical information) and, in particular, information regarding estimates, future revenue, earnings and business plans and goals, consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and are subject to and involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks and uncertainties include, but are not limited to, our ability to retain and expand relationships with existing clients and attract new clients; our dependence upon our agreements with IBM; our reliance on the fees generated by the transaction volume or product sales of our clients; our reliance on our clients’ projections or transaction volume or product sales; our client mix and the seasonality of their business; our ability to finalize pending contracts; the impact of new accounting standards and rules regarding revenue recognition, stock options, and other matters; changes in accounting rules or current interpretation of those rules; the impact of strategic alliances and acquisitions; trends in the market for our services; trends in e-commerce; whether we can continue and manage growth; changes in the trend toward outsourcing; increased competition; our ability to generate more revenue and achieve sustainable profitability; effects of changes in profit margins; the customer concentration of our business; the unknown effects of possible system failures and rapid changes in technology; trends in government regulation both foreign and domestic; foreign currency risks and other risks of operating in foreign countries; potential litigation involving our e-commerce intellectual property rights; our dependency on key personnel; our ability to raise additional capital or obtain additional financing; our relationship with and our guarantees of the working capital indebtedness of our subsidiary, Supplies Distributors; and our ability or the ability of our subsidiaries to borrow under current financing arrangements and maintain compliance with debt covenants; and whether outstanding warrants issued in a prior private placement will be exercised in the future. A description of these factors, as well as other factors, which could affect the Company’s business, is set forth in the Company’s Form 10-K for the year ended December 31, 2003.

In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

To find out more about PFSweb, Inc. (NASDAQ: PFSW), visit our Web site at www.pfsweb.com. The PFSweb web site is not part of this release. PFSweb and GlobalMerchant CommerceWareTM are registered trademarks of PFSweb, Inc. IBM is a registered trademark of International Business Machines Corp. All rights reserved.

- financial statements follow –

Exhibit A
PFSweb, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations (A)
(In Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues:
Product revenue, net	$72,035	$66,074	$267,470	$249,230
Service fee revenue	12,316	8,188	42,076	33,771
Pass-through revenue	2,792	1,110	12,119	3,435

Total revenues	87,143	75,372	321,665	286,436

Costs of revenues:
Cost of product revenue	67,666	62,337	251,968	235,317
Cost of net service fee revenue	8,457	5,906	28,067	23,159
Pass-through cost of revenue	2,792	1,110	12,119	3,435

Total costs of revenues	78,915	69,353	292,154	261,911

Gross profit	8,228	6,019	29,511	24,525
Selling, general and administrative expenses	6,598	6,413	27,091	25,442
Asset & lease impairments	—	257	—	257

Income (loss) from operations	1,630	(651)	2,420	(1,174)
Interest expense, net	335	411	1,460	2,000

Income (loss) before income taxes	1,295	(1,062)	960	(3,174)
Income tax provision	201	236	734	572

Net income (loss)	$1,094	$(1,298)	$226	$(3,746)

Net income (loss) per share:
Basic	$0.05	$(0.06)	$0.01	$(0.20)

Diluted	$0.05	$(0.06)	$0.01	$(0.20)

Weighted average number of shares outstanding:
Basic	21,514	20,420	21,332	19,011

Diluted	24,291	20,420	23,468	19,011

Pro Forma EBITDA (B) (C)	$2,764	$606	$7,063	$3,580

(A)	The financial data above should be read in conjunction with the audited consolidated financial statements of PFSweb, Inc. included in its Form 10-K for the year ended December 31, 2003.

(B)	“EBITDA or earnings before interest, taxes, depreciation, and amortization, and excluding equity in earnings of affiliate, is widely used by analysts, investors and other interested parties. We present EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation of EBITDA eliminates the effect of financing, income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. EBITDA is not a financial measure determined by generally accepted accounting principles and should not be considered as an alternative to net loss as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes. EBITDA may not be comparably calculated from one company to another. A reconciliation of Net income (loss) to EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income (loss)	$1,094	$(1,298)	$226	$(3,746)
Income tax provision	201	236	734	572
Interest expense, net	335	411	1,460	2,000
Depreciation and amortization	1,134	1,000	4,643	4,497

EBITDA	$2,764	$349	$7,063	$3,323

Asset & lease impairments	—	257	—	257

Pro Forma EBITDA (C)	$2,764	$606	$7,063	$3,580

(C)	We present Pro Forma EBITDA excluding (1) asset and lease impairments for each period presented because we believe they are useful to provide more comparability when evaluating our operating performance from period to period. Pro Forma EBITDA excluding certain items are not financial measures determined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

Exhibit A (continued)
PFSweb, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	December 31,		December 31,
	2004		2003
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,592		$14,743
Restricted cash	2,746		1,091
Accounts receivable, net of allowance for doubtful accounts of $504 and $339 at December 31, 2004 and 2003, respectively	41,565		30,877
Inventories, net	44,947		44,589
Other receivables	8,061		3,872
Prepaid expenses and other current assets	3,349		2,417

Total current assets	114,260		97,589

PROPERTY AND EQUIPMENT, net	14,264		9,589
RESTRICTED CASH	675		900
OTHER ASSETS	1,128		281

Total assets	$130,327		$108,359

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and capital lease obligations	$19,098	(A)	$19,533
Vendor accounts payable	40,072	(A)	37,552
Trade accounts payable	21,511		11,996
Accrued expenses	10,971		7,101

Total current liabilities	91,652		76,182

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	7,232		2,762
OTHER LIABILITIES	1,517		998

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued and outstanding	—		—
Common stock, $0.001 par value; 40,000,000 shares authorized; 21,665,585 and 21,247,941 shares issued at December 31, 2004 and 2003, respectively; and 21,579,285 and 21,161,641 outstanding at December 31, 2004 and 2003, respectively	22		21
Additional paid-in capital	56,645		56,156
Accumulated deficit	(29,077)		(29,303)
Accumulated other comprehensive income	2,421		1,628
Treasury stock at cost, 86,300 shares	(85)		(85)

Total shareholders’ equity	29,926		28,417

Total liabilities and shareholders’ equity	$130,327		$108,359

(A)	Current portion of long-term debt and capital lease obligations and vendor accounts payable include balances due under Supplies Distributors’ working capital agreements with IBM Credit Corp. that expire March 29, 2005. The Company is currently working to renew these facilities and is targeting completion prior to their expiration.

Exhibit B
PFSweb, Inc. and Subsidiaries
Unaudited Consolidating Statements of Operations for the Three Months Ended December 31, 2004
(In Thousands)

		Business
		Supplies
		Distributors
	PFSweb, Inc.	Holdings, LLC	Eliminations	Consolidated
REVENUES:
Product revenue, net	$—	$72,035	$—	$72,035
Service fee revenue	12,316	—	—	12,316
Service fee revenue, affiliate	2,307	—	(2,307)	—
Pass-through revenue	2,945	—	(153)	2,792

Total revenues	17,568	72,035	(2,460)	87,143

COSTS OF REVENUES:
Cost of product revenue	—	67,666	—	67,666
Cost of service fee revenue	9,104	—	(647)	8,457
Pass-through cost of revenue	2,945	—	(153)	2,792

Total costs of revenues	12,049	67,666	(800)	78,915

Gross profit	5,519	4,369	(1,660)	8,228

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,620	2,638	(1,660)	6,598

Income (loss) from operations	(101)	1,731	—	1,630
EQUITY IN EARNINGS OF AFFILIATE	882	—	(882)	—
INTEREST EXPENSE (INCOME), NET	(97)	432	—	335

Income (loss) before income taxes	878	1,299	(882)	1,295

INCOME TAX PROVISION (BENEFIT)	(216)	417	—	201

NET INCOME (LOSS)	$1,094	$882	$(882)	$1,094

A reconciliation of Net income (loss) to EBITDA follows:
Net income (loss)	$1,094	$882	$(882)	$1,094
Income tax expense (benefit)	(216)	417	—	201
Interest expense (income)	(97)	432	—	335
Equity in earnings of affiliate	(882)	—	882	—
Depreciation and amortization	1,134	—	—	1,134

EBITDA (B)	$1,033	$1,731	$—	$2,764

(B) See Exhibit A for description and discussion of EBITDA

Exhibit B (continued)
PFSweb, Inc. and Subsidiaries
Unaudited Condensed Consolidating Balance Sheets as of December 31, 2004
(In Thousands)

		Business
		Supplies
		Distributors
	PFSweb, Inc.	Holdings, LLC	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,373	$1,219	$—	$13,592
Restricted cash	1,556	1,190	—	2,746
Accounts receivables, net	10,581	31,269	(285)	41,565
Inventories, net	—	44,947	—	44,947
Other receivables	29	8,032	—	8,061
Prepaid expenses and other current assets	1,458	1,891	—	3,349

Total current assets	25,997	88,548	(285)	114,260

PROPERTY AND EQUIPMENT, net	14,264	—	—	14,264
NOTE RECEIVABLE FROM AFFILIATE	7,005	—	(7,005)	—
RESTRICTED CASH	675	—	—	675
INVESTMENT IN AFFILIATE	7,541	—	(7,541)	—
OTHER ASSETS	1,128	—	—	1,128

Total assets	$56,610	$88,548	$(14,831)	$130,327

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and capital lease obligations	$5,762	$13,336	$—	$19,098
Vendor accounts payable	—	40,072	—	40,072
Trade accounts payable	5,681	16,115	(285)	21,511
Accrued expenses	6,546	4,425	—	10,971

Total current liabilities	17,989	73,948	(285)	91,652

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	7,232	—	—	7,232
NOTE PAYABLE TO AFFILIATE	—	7,005	(7,005)	—
OTHER LIABILITIES	1,517	—	—	1,517
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock	22	—	—	22
Capital contributions	—	1,000	(1,000)	—
Additional paid-in capital	56,645	—	—	56,645
Retained earnings (accumulated deficit)	(29,131)	4,145	(4,091)	(29,077)
Accumulated other comprehensive income	2,421	2,450	(2,450)	2,421
Treasury stock	(85)	—	—	(85)

Total shareholders’ equity	29,872	7,595	(7,541)	29,926

Total liabilities and shareholders’ equity	$56,610	$88,548	$(14,831)	$130,327